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                                                                    Exhibit 99.2



                       TERMINATION OF LETTER OF EMPLOYMENT

This agreement, effective June 4, 1999, by and between Northstar Health Services, Inc. (NSH), Indiana, Pennsylvania, 15701, and Lisa S. Guarino, CPA, 72 Shady Drive, Indiana, Pennsylvania, 15701 (LSG), terminates the Letter of Employment effective September 1, 1997, between the aforementioned parties under the following terms and conditions:

1. LSG hereby resigns as the Executive Vice-President, Chief Financial Officer and Treasurer of NSH effective June 4, 1999. LSG will thereafter be employed on a part-time, as needed, basis to assist the Company with issues related to the Finance Department and other matters as mutually agreeable. Dates and hours of work will be determined on a mutually agreeable basis.

2. LSG will be paid at the rate of $65.00 per hour for all hours worked after June 4, 1999. All other benefits will be limited to those customary for a casual, part-time employee.

3. If a change of control (as defined in the Letter of Employment effective September 1, 1997) takes place prior to May 31, 2000, and LSG has represented the Company in any capacity in the due diligence process (as evidenced by hours documented on LSG's Employee Timesheets), LSG will be granted a bonus of $60,000 on the closing date of the change of control, to be paid within fourteen (14) days.

Agreed to this 24th day of May, 1999, by:



/s/ Lisa S. Guarino                             /s/ Thomas W. Zaucha
--------------------------                      ---------------------------
Lisa S. Guarino, CPA                            Thomas W. Zaucha, CEO
                                                Northstar Health Services, Inc.


/s/ Denise A. Shildt                            /s/ Charles R. Quiggle
--------------------------                      ---------------------------
Witness: Denise A. Shildt                       Witness: Charles R. Quiggle